Exhibit (a)(16)

Ontario Court Determines Sprott Hostile Take-Over Bid is Deficient and Non-Compliant

(Toronto, ON, August 3, 2015) – Central GoldTrust (“CGT”) (symbol: TSX – GTU.UN (C$) and GTU.U (US$); NYSE MKT – GTU (US$)) today announced that the Ontario Superior Court of Justice (Commercial List) (the “Court”) issued its decision in connection with the application commenced by CGT and Silver Bullion Trust against Sprott Asset Management Gold Bid LP, Sprott Asset Management Silver Bid LP, Sprott Asset Management LP, Sprott Physical Gold Trust and Sprott Physical Silver Trust (collectively, “Sprott”).

In a decision released on July 31, 2015, the Court agreed with CGT that Sprott's May 27, 2015 hostile take-over bid for Units of CGT (the “Sprott Offer”) deprives CGT Unitholders of their statutory take-over bid withdrawal rights. The Court also found that the Powers of Attorney that tendering Unitholders are required to grant to Sprott pursuant to the Letters of Transmittal under the Sprott Offer were so broad that they went beyond approving the Merger Transaction and the redemption of the Units, and in doing so contravened the Securities Act (Ontario). The Court ordered that Sprott must remedy these defects before the Sprott Offer can proceed.

The Court also held, in response to a complaint from Sprott, that the previously announced amendments to CGT's Declaration of Trust concerning the enhanced 95% cash redemption feature and the preservation of the 90% compulsory acquisition threshold were invalid. While CGT disagrees with this determination, the Court left open that these amendments could be implemented if the Sprott Offer is defeated or with the support of Unitholders. The Trustees of CGT strongly believe that Unitholders should not be deprived of the benefits of the amendments as a result of a self-interested complaint from Sprott, and currently intend to implement these amendments as soon as reasonably practicable following the failure of the Sprott Offer. Finally, the Court determined that it did not need to address other allegations made by Sprott and dismissed other complaints by CGT about the legality of the Sprott Offer.

CGT is considering what additional steps, if any, to take arising from the Court's decision.

In the meantime, Unitholders are urged to TAKE NO ACTION and DO NOT TENDER their Units to the Sprott Offer and WITHDRAW their Units if already tendered.

Additional Information and Where to Find It

The Board of Trustees of CGT continue to recommend that Unitholders REJECT the Sprott Offer, TAKE NO ACTION and NOT TENDER their Units to the Sprott Offer. The recommendation is contained in the Trustees’ Circular, which has been filed with Canadian securities regulatory authorities and a solicitation/recommendation statement (which contains the Trustees’ Circular), which has been filed with the Securities and Exchange Commission (“SEC”).  Unitholders are urged to read the Trustees’ Circular and the solicitation/recommendation statement and other relevant materials because they contain important information. The Trustees’ Circular and other filings made by CGT with Canadian securities regulatory authorities may be obtained without charge at http://www.sedar.com and at the investor relations section of the CGT website at http://www.gold-trust.com/news.htm. The solicitation/recommendation statement and other SEC filings made by CGT may be obtained without charge at the SEC’s website at http://www.sec.gov and at the investor relations section of the CGT website at http://www.gold-trust.com/news.htm.

Unitholders who have already tendered their Units to the Sprott Offer can withdraw their Units by contacting their broker or D.F. King & Co., North America Toll-Free at 1-800-251-7519; or via email at inquiries@dfking.com

About Central GoldTrust

Central GoldTrust (established on April 28, 2003) is a passive, self-governing, single purpose trust, which invests primarily in long-term holdings of gold bullion and does not speculate in gold prices. At July 31, 2015, the Units were 99.3% invested in unencumbered, allocated and physically segregated gold bullion. Units may be purchased or sold on the Toronto Stock Exchange and NYSE MKT.

Forward-Looking Statements

Certain statements contained in this press release constitute “forward-looking statements” under United States federal securities laws and “forward-looking information” under Canadian securities laws (collectively, “Forward-Looking Statements”), including those related to: the intention of the Trustees of CGT to amend the Declaration of Trust to implement the enhanced 95% cash redemption feature and the preservation of the 90% compulsory acquisition threshold as soon as reasonably practicable following the failure of the Sprott Offer; CGT's consideration of what additional steps, if any, to take arising from the Court's decision; the reasons of the Board of Trustees for recommending to Unitholders the rejection of the Sprott Offer, not taking any action with respect to the Sprott Offer and not tendering any Units to the Sprott Offer; the anticipated costs, risks and uncertainties associated with the Sprott Offer, including any anticipated impacts on bullion security, governance rights, potential tax risks and fees to be collected by Sprott; the anticipated timing, mechanics, completion and settlement of the Sprott Offer; the value of the Sprott Physical Gold Trust units that would be received as consideration under the Sprott Offer; the ability of Sprott to complete the transactions contemplated by the Sprott Offer; any anticipated results or performance of Sprott Physical Gold Trust or any other affiliates of Sprott; any anticipated changes to the market price of Sprott Physical Gold Trust units or any other securities of Sprott and its affiliates; and any anticipated future prices of gold and the Units.

CGT cautions investors about important factors that could cause actual results or outcomes to differ materially from those expressed, implied or projected in such Forward-Looking Statements. Such Forward-Looking Statements involve projections, estimates, assumptions, known and unknown risks and uncertainties which could cause actual results or outcomes to differ materially from those expressed in such Forward-Looking Statements or otherwise be materially inaccurate. No assurance can be given that these projections, estimates, expectations or assumptions will prove to be correct and any Forward-Looking Statements included in this press release should not be unduly relied upon. These Forward-Looking Statements speak only as to CGT’s beliefs, views, expectations and opinions as of the date of this press release. Except as required by applicable securities laws, CGT does not intend and does not assume any obligations to update or revise these Forward-Looking Statements, whether as a result of new information, future events or otherwise. In addition, this press release may contain Forward-Looking Statements drawn from or attributed to third party sources. Factors that could cause or contribute to such differences include, but are not limited to, those risks detailed in CGT’s filings with the Canadian securities regulatory authorities and the SEC.